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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Bay Apartment Communities, Inc. on Form S-8 (File No. 333-16809), Form S-8 (File No. 333-16837), Form S-3 (File No. 333-16647), Form S-3 (File No.
333-15407), and Form S-3 (File No. 333-15875) of our report dated January 24, 1997, except for Note 14, as to which the date is March 7, 1997, on our audits of the consolidated financial statements and financial statement schedule of Bay Apartment Communities, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, the period from March 17, 1994 to December 31, 1994, and the period January 1, 1994 to March 16, 1994, for the Greenbriar Group, which report is included in this Annual Report on Form 10-K.

                                          COOPERS & LYBRAND L.L.P.

San Francisco, California
March 21, 1997